As filed with the Securities and Exchange Commission on December 2, 2024

 Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

J & J SNACK FOODS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	22-1935537
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Fellowship Road Mt. Laurel, New Jersey 08054
(Address, including zip code, of registrant’s principal executive offices)

J & J Snack Foods Corp. 401(k) Profit Sharing Plan
(Full title of the Plan)

Michael Pollner Senior Vice President, General Counsel and Secretary J & J Snack Foods Corp. 350 Fellowship Road Mt. Laurel, New Jersey 08054 (856) 665-9533
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
David M. Lynn Goodwin Procter LLP 1900 N Street, NW Washington, D.C. 20036 (202) 346-4531

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

J & J Snack Foods Corp., a New Jersey corporation, (the “Registrant” or “Company”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register the issuance of 1,000,000 shares of its common stock, no par value per share (the “Common Stock”), in connection with the J & J Snack Foods Corp. 401(k) Profit Sharing Plan (the “401(k) Profit Sharing Plan”). The Company initially registered the issuance of 1,000,000 shares of Common Stock in connection with the 401(k) Profit Sharing Plan on its Registration Statement on Form S-8 (Registration No. 33-87532), as filed with the Securities and Exchange Commission (the “Commission”) on December 16, 1994.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 401(k) Profit Sharing Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for the year ended September 28, 2024, filed with the Commission on November 26, 2024.

b.	The Registrant’s Current Reports on Form 8-K filed with the Commission on November 21, 2024.

c.	The Annual Report on Form 11-K for the year ended December 31, 2023 for the 401(k) Profit Sharing Plan, filed with the Commission on June 28, 2024.

d.

The description of the Registrant’s Common Stock contained in Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K for the year ended September 24, 2022, filed with the Commission on November 22, 2022, which description is incorporated herein by reference.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such report or other document. The Registrant is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Michael Pollner, Senior Vice President, General Counsel and Secretary of the Company, has opined as to the legality of the securities being offered by this Registration Statement. Mr. Pollner is paid a salary by the Company, is a participant in various employee benefit plans and incentive plans offered by the Company and owns shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act (the “NJBCA”) provides that a New Jersey corporation has the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding, including any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the corporation, no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court or the court in which such proceeding was brought determines upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the New Jersey Superior Court or such other court shall deem proper. Unless otherwise provided in the corporation’s organizational documents, the determination that the corporate agent is eligible for indemnification pursuant to the NJBCA shall be made: (1) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; (2) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (3) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions: (1) were in breach of his duty of loyalty to the corporation or its shareholders; (2) were not in good faith or involved a knowing violation of law; or (3) resulted in receipt by the corporate agent of an improper personal benefit.

The Restated By-Laws of the Company (the “By-Laws”) provide that the Company shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Company or other entity) by reason of the fact that such director or officer is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in accordance with such action, suit or proceeding, except as otherwise provided in the By-Laws. Expenses incurred by a director or officer of the Company in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company, except as otherwise provided in the By-Laws. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, provisions contained in the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under the Company’s Amended and Restated Certificate of Incorporation or any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in such director’s or officer’s official capacity and as to action in another capacity while holding that office.

The Amended and Restated Certificate of Incorporation of the Company provides that directors shall not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except that such provision shall not relieve a director from such liability for any breach of duty based on an act or omission (a) in breach of such director’s duty of loyalty to the Company or its shareholders, or (b) not in good faith, or involving a knowing violation of law, or (c) resulting in the receipt by such director of an improper personal benefit.

The foregoing is only a general summary of certain aspects of New Jersey law and the By-laws and Amended and Restated Certificate of Incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the Section of the NJBCA referenced above and the By-laws and Amended and Restated Certificate of Incorporation.

The Company’s directors and officers are currently insured under a Directors and Officers Liability Including Company Reimbursement Policy with a policy limit of $15,000,000, subject to certain deductibles and exclusions, for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers of the Company in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1

Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 24, 2022.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on June 24, 2022.

4.3	Revised By-laws of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 21, 2023.

4.4*	J & J Snack Foods Corp. 401(k) Profit Sharing Plan.

5.1*	Opinion of Michael Pollner, Senior Vice President, General Counsel and Secretary of the Registrant.

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2*	Consent of Michael Pollner, Senior Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mt. Laurel, State of New Jersey, on December 2, 2024.

J & J SNACK FOODS CORP.

By:	/s/ Dan Fachner
Dan Fachner
Chairman, President and Chief Executive Officer

By:	/s/ Ken A. Plunk
Ken A. Plunk
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Fachner his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

s/ Dan Fachner	Chairman, President and Chief Executive Officer	December 2, 2024
Dan Fachner	(Principal Executive Officer)

/s/ Ken A. Plunk	Senior Vice President and Chief Financial Officer	December 2, 2024
Ken A. Plunk	(Principal Financial Officer and Principal Accounting Officer)

Director
Gerald B. Shreiber

/s/ Sidney R. Brown	Director	December 2, 2024
Sidney R. Brown

/s/ Peter G. Stanley	Director	December 2, 2024
Peter G. Stanley

/s/ Vincent A. Melchiorre	Director	December 2, 2024
Vincent A. Melchiorre

/s/ Marjorie S. Roshkoff	Director	December 2, 2024
Marjorie S. Roshkoff

/s/ Roy C. Jackson	Director	December 2, 2024
Roy C. Jackson

/s/ Mary M. Meder	Director	December 2, 2024
Mary M. Meder